SEVERANCE AGREEMENT

(CEO)

THIS SEVERANCE AGREEMENT, dated July 3, 2006, is made by and between Reptron Electronics, Inc., a Florida corporation (the “Company”), and Paul J. Plante (the “Executive”).

WHEREAS, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company considers it essential to the best interests of the Company to foster the continued employment of key management personnel; and

WHEREAS, the Compensation Committee has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Company’s management, including the Executive, to their assigned duties without distraction concerning what might happen to their income in the event of a termination of their employment without cause or for good reason;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1. Nature of the Agreement. In order to induce the Executive to remain in the employ of the Company, the Company agrees, under the conditions described herein and subject to compliance by Executive with all of the terms, conditions and covenants applicable to Executive contained herein, to pay the Executive the severance payments described herein.

2. Severance Upon Termination from Service.

(a) Termination from Service Due to Death or Disability. If Executive’s employment is terminated due to Executive’s Death or Disability, except as provided in Section 2(d) below, the Company shall have no further payment obligations to Executive.

(b) Separation from Service by Company without Cause or by Executive for Special Reason or Good Reason. Upon Executive’s Separation from Service by the Company without Cause or by Executive for Special Reason or Good Reason hereunder, then, in lieu of any further salary, bonus, or other incentive payments for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, Executive shall receive the severance benefits specified below:

(i). Salary for Without Cause Separation from Service or Separation from Service by Executive for Special Reason. If Executive is Separated from Service without Cause or Executive Separates from Service for Special Reason and provided that Executive has complied with Sections 8 and 9 of this Agreement and, following the Date of Termination, Executive does not breach any of the non-solicitation, non-competition, return of Company property, inventions, trade secrets or confidentiality provisions contained in Sections 6, 9 (including the terms of the Non-Competition Agreement), 10, 11, 12 and 13 of this Agreement, the Company shall pay to the Executive a cash severance payment, paid in twelve (12) monthly payments, payable according to the Company’s normal payroll, each payment equal to the average of the Executive’s base monthly salary over the 12 months prior to the Date of Termination. Such severance payments shall commence within thirty (30) days of the Date of Termination, provided, however, if the Executive is deemed at the time of his Separation from Service to be a “specified employee” under Internal Revenue Code Section 409A(2)(B) and delayed commencement is required in order to avoid a prohibited distribution under Internal Revenue Code Section 409A(a)(2), payments on account of Separation from Service hereunder may not begin before the date which is the earlier of (i) the expiration of the six month period measured from the date of Separation from Service or (ii) the date of the Executive’s death. Upon the expiration of the applicable Internal Revenue Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section (whether they would have otherwise been payable in a single sum on in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The Executive shall be entitled to interest on such deferred benefits and payments for the period commencing on the date those benefits and payments are delayed by reason of Internal Revenue Code Section 409A(a)(2), with such interest to accrue at the prime rate as published in the Wall Street Journal in effect from time to time during that period and such accrued interest to be paid in a lump sum upon the expiration of such deferral period. The parties understand and agree that payment of such severance payments does not render Executive an employee of the Company after the Date of Termination.

(ii) Salary for Separation from Service for Good Reason. If Executive Separates from Service for Good Reason and provided that Executive has complied with Sections 8 and 9 of this Agreement, and, following the Date of Termination, Executive does not breach any of the non-solicitation, non-competition, return of Company property, inventions, trade secrets or confidentiality provisions contained in Sections 6, 9 (including the terms of the Non-Competition Agreement), 10, 11, 12 and 13 of this Agreement, the Company shall pay to Executive a cash severance payment, paid in twenty-four (24) monthly payments, payable according to the Company’s normal payroll, each payment equal to the average of the Executive’s base monthly salary over the twelve (12) months prior to the Date of Termination. Such severance payments shall commence within thirty (30) days of the Date of Termination, provided, however, if the Executive is deemed at the time of his Separation from Service to be a “specified employee” under Internal Revenue Code Section 409A(2)(B) and delayed commencement is required in order to avoid a prohibited distribution under Internal Revenue Code Section 409A(a)(2), payments on account of Separation from Service hereunder may not begin before the date which is the earlier of (i) the expiration of the six month period measured from the date of Separation from Service or (ii) the date of the Executive’s death. Upon the expiration of the applicable Internal Revenue Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section (whether they would have otherwise been payable in a single sum on in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The Executive shall be entitled to interest on such deferred benefits and payments for the period commencing on the date those benefits and payments are delayed by reason of Internal Revenue Code Section 409A(a)(2), with such interest to accrue at the prime rate as published in the Wall Street Journal in effect from time to time during that period and such accrued interest to be paid in a lump sum upon the expiration of such deferral period. The parties understand and agree that payment of such severance payments does not render Executive an employee of the Company after the Date of Termination.

(iii) Bonus. In addition to the severance payments pursuant to Section 2(b)(i) and (ii) above, if Executive Separates from Service without Cause or for Special Reason or Good Reason, and provided that in each instance Executive has complied with Sections 8 and 9 of this Agreement, and, following the Date of Termination, Executive does not breach any of the non-solicitation, non-competition, return of Company property, inventions, trade secrets or confidentiality provisions contained in Sections 6, 9 (including the terms of the Non-Competition Agreement), 10, 11, 12 and 13 of this Agreement, the Company shall pay to Executive as additional severance any bonus that has been earned but not yet paid, including any pro rated bonus earned but not yet paid, pursuant to any bonus plan of the Company applicable to Executive (for purposes of this Section, a bonus applicable to Executive will be considered “earned” if the performance measures for such bonus have been satisfied by the Date of Termination other than any requirement that Executive be an employee of the Company when such bonus is actually paid by the Company). Such bonus shall be paid at the time specified in any bonus plan applicable to Executive. The parties acknowledge that any such payment does not render Executive an employee of the Company after the Date of Termination.

(iv) Insurance Benefits. Executive understands that he is eligible to continue his participation in certain medical and health insurance benefits pursuant to COBRA following any Separation from Service of Executive’s employment with the Company. Except as provided herein, payment of such COBRA premiums shall be solely Executive’s responsibilities. In addition to such eligibility pursuant to COBRA, for twelve (12) months after Separation from Service without Cause or eighteen (18) months after Separation from Service by Executive for Good Reason or Special Reason, as the case may be, Executive shall be eligible to continue his participation in any of the Company’s then existing health, medical and dental benefit plans existing as of the Date of Termination that are available to employees of the Company in its Tampa facility upon the same terms and conditions that are applicable to, and at the same price paid by, officers of the Company.

(c) Termination by the Company for Cause or by Executive Other than for Good Reason or Special Reason. If the Company terminates the Executive’s employment for Cause or if the Executive Separates from Service other than for Good Reason or Special Reason, then, except as set forth in Section 2(d) below, the Company shall have no further payment obligations to Executive.

(d) Other Payments. Without regard to the reason for, or the timing of, the Executive’s termination of employment: (i) the Company shall pay the Executive any unpaid wages due for periods prior to the Date of Termination; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation in accordance with the Company’s vacation policy in effect on the Date of Termination through the Date of Termination; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Date of Termination. Such payments shall be made promptly upon termination of employment. Payments of severance shall only be made pursuant to the terms of this Agreement.

3. Termination. The parties acknowledge and agree that the Employment Agreement entered into between Executive and the Company effective as of the Effective Date as defined in the Company’s Second Amended Plan of Reorganization, dated December 17, 2003 (the “Employment Agreement”) has expired and Executive’s employment with the Company is “at-will” and may be terminated by either party at any time with or without cause and with or without notice. As discussed above, however, the various possible ways in which Executive’s employment with the Company may be terminated will determine the payments that may be due to Executive under this Agreement. As used in this Agreement, the following terms have the following meanings:

(a) Disability. Disability shall mean an illness, injury or other physical or mental condition that renders Executive unable for a period of three consecutive months or six months in any 12-month period to substantially perform the essential functions of his job with or without reasonable accommodation.

(b) Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment with the Company upon the Executive’s:

(i) conviction under state or federal law for the commission of a felony that materially impairs Executive’s ability to perform or that, in the view of the Company’s Board of Directors, harms the reputation of the Company;1

(ii) refusal or failure to act on any lawful directive or order from the Company’s Board of Directors that is material to the business of the Company after written warning (Executive shall have at least fifteen (15) days after receipt of first written warning to correct such refusal or failure to act).

(iii) self-dealing, dishonesty, breach of fiduciary duty, fraud, misappropriation, or embezzlement by Executive against the Company as determined in good faith after reasonable investigation by the Board of Directors;

(iv) violation of a key Company policy (including, but not limited to, acts of harassment or discrimination, or use of unlawful drugs or drunkenness on Company property during normal work hours); or

(v) breach of (i) any term of this Agreement in Sections 6, 9, 10, 11, 12 and 13 and any other material term of this Agreement or (ii) any term of the Non-Competition Agreement.

(c) Good Reason. Good Reason shall mean the occurrence within twelve months after a Change in Control (and without the Executive’s written consent), of any one of the following acts by the Company, or failures by the Company to act:

(i) the assignment to the Executive of any duties inconsistent with Executive’s status as President and CEO, or a substantial adverse alteration in the nature or status of Executive’s responsibilities; or

(ii) any reduction by the Company in the Executive’s annual base salary; or

(iii) the failure by the Company to pay to Executive any portion of Executive’s current salary or incentive compensation within fifteen (15) days of the date such compensation is due; or

(iv) (a) the failure by the Company to continue in effect any compensation plan in which the Executive participates which is material to the Executive’s total compensation; or (b) the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a

[1]	In the event of Executive’s arrest or indictment on felony charges, payments of severance under this Agreement shall be withheld until guilt or innocence is determined. For the purposes of this Agreement, Executive's pleading of no lo contendre to a felony charge shall be considered a conviction.

basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants; or

(v) (a) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s retirement savings, life insurance, medical, health and accident, or disability plans in which the Executive participates, or (b) the failure by the Company to provide the Executive with at least the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the provisions of the original employment offer, or the Company’s normal vacation policy, whichever is more favorable to the Executive; or

(vi) the relocation of the Executive’s principal place of employment to a location more than 35 miles from the Executive’s principal place of employment or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations.

Notwithstanding the foregoing, no event shall constitute “Good Reason” unless the Executive shall have notified the Company in writing of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Executive (except under Section 3(c)(iii), which shall not require any notice under this paragraph). Moreover, unless Executive shall have notified the Company of the conduct allegedly constituting Good Reason within six months of the first occurrence of such conduct, then Executive shall have waived his right to claim that such conduct constitutes “Good Reason” under this Agreement.

(d) “Special Reason” shall mean any one or more of the following acts by the Company:

(i) the assignment to the Executive of any duties inconsistent with Executive’s status as President and CEO, or a substantial adverse alteration in the nature or status of Executive’s responsibilities; or

(ii) any reduction by the Company in the Executive’s annual base salary; or

(iii) the relocation of the Executive’s principal place of employment to a location more than 35 miles from the Executive’s principal place of employment or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations.

(e) “Change in Control” shall have such meaning as defined on Annex A to this Agreement attached hereto and incorporated herein.

(f) “Separation from Service” or any derivative thereof shall have such meaning as used in Internal Revenue Code Section 409A and the U.S. Treasury Regulations issued thereunder.

4. Termination Procedure.

(a) Notice of Termination. For the purpose of determining entitlement to any payments herein, any termination of the Executive’s employment by the Company or by the Executive (other than termination due to the death of the Executive) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific provision in this Agreement relied upon and, if applicable, shall identify in reasonable detail the reason for termination of the Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death, or (ii) if the Executive’s employment is terminated pursuant to any other reason or Section of this Agreement, the date of termination shall be the date that Notice of Termination is issued.

5. Adjustment of Benefits.

(a) Adjusted Payment. The parties intend that payments made under this Agreement, when combined with all other compensatory payments, will be limited to avoid the application of the excise tax imposed under Internal Revenue Code Section 4999 (the “Excise Tax”). Therefore, notwithstanding anything in this Agreement to the contrary, if, in the opinion of independent tax accountants or counsel selected and retained by the Company and reasonably acceptable to Executive (referred to hereinafter as “Tax Counsel”), any portion of the payment to Executive under this Agreement or any other agreement between Executive and the Company, is to be treated as an Excess Parachute Payment under Internal Revenue Code Section 280G, then the Company shall reduce the total amount of the payment. The reduction amount shall be an amount sufficient to ensure that no part of the payment received shall be treated as an Excess Parachute Payment or create an Excise Tax liability.

(b) Reduction of Amount. In the event that the amount of any payment which would be payable to or for the benefit of Executive is reduced to comply with this Section, the Company and Executive jointly shall decide which payments, under this Agreement or any other arrangement, are to be reduced; provided, however, the Company shall not unreasonably deny the requests and preferences of Executive in making this determination.

(c) Cooperation of Parties. In determining whether any Excess Parachute Payment exists, the parties shall take into account all provisions of Internal Revenue Code Section 280G and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation pursuant to Internal Revenue Code Section 280G(b)(4) and amounts paid under qualified plans pursuant to Internal Revenue Code Section 280G(b)(6). Both the Company and Executive shall cooperate fully with Tax Counsel and provide Tax Counsel with all compensation and benefit amounts, personal tax information and other information necessary or helpful in calculating the amount paid under this Agreement. The parties agree that all fees and expenses of Tax Counsel shall be borne solely by the Company. In connection with any Internal Revenue Service examination, audit or other inquiry related to a payment under this Agreement, or the amount or existence of any related tax liability (including income tax and Excise Tax), the Company and Executive agree to cooperate in providing evidence to the Internal Revenue Service (and, if applicable, to state revenue departments). Furthermore, if in the context of a tax exam, audit, or proceeding the Company plans to contest the amount or existence of an Excess Parachute Payment or the applicable Excise Tax, the Company shall promptly notify Executive in writing and Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim. The Company shall bear and pay directly all legal and administrative costs incurred in connection with such contest.

(d) Payment of Taxes. In all cases, the parties agree that Executive shall bear the cost of all applicable federal, state, and local taxes with respect to individuals (including penalties and interest). If a portion of the amounts paid to Executive unintentionally constitute an Excess Parachute Payment and trigger the Excise Tax, then Executive shall be liable for such Excise Tax (including any applicable penalties and interest).

6. Non-Solicitation. Unless Executive receives the prior written consent of the Company, he agrees, that during his employment and for one year after the termination of his employment for any reason other than Good Reason and for a two year period after termination by Executive of his employment for Good Reason, not to induce, ask, solicit, or attempt to induce, ask, or solicit, directly, indirectly, or by assisting others, any person who is in the Company’s employment or providing services to the Company, to leave such employment or business relationship. For purposes of this Section 6, the Company shall include the Company and any subsidiaries.

7. Miscellaneous.

(a) Notices. All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or issued (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission, (ii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Reptron Electronics, Inc.
13700 Reptron Boulevard
Tampa, FL 33626
Attn: Chairman, Board of Directors

With a Copy to:	Schwabe Williamson & Wyatt, P.C.
1211 SW 5th Avenue, Suite 1900
Portland, OR 97204
Attn: Jeff Bird

To Executive:	Paul J. Plante
At the last address and fax number
Shown on the records of the Company

With a Copy to:	Foley & Lardner LLP
100 N. Tampa Street, Suite 2700
Tampa, FL 33602
Attn: Steven W. Vazquez

Executive shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

(b) Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, or by any beneficiary or any other person, or be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against Executive, Executive’s beneficiary or any other person. Notwithstanding the foregoing, any person or business succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets or otherwise, shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the express assumption of this Agreement by such successor.

(c) No Obligation to Fund. The agreement of the Company (or its successor) to make payments to Executive hereunder shall represent the unsecured obligation of the Company (and its successor), except to the extent (i) the terms of any other agreement, plan or arrangement pertaining to the parties provide for funding; or (ii) the Company (or its successor) in its sole discretion elects in whole or in part to fund the Company’s obligations under this Agreement pursuant to a trust arrangement or otherwise.

(d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, except to the extent otherwise expressly provided in this Agreement.

(e) Arbitration of Disputes; Expenses. Except with respect to injunctive relief which may be sought by either party in a court of competent jurisdiction, the parties agree to resolve any and all claims or controversies arising out of or relating to this Agreement and/or termination of employment with the Company including but not limited to claims for wrongful termination of employment, and claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Equal Pay Act, the Florida Civil Rights Act, the retaliatory discharge provisions of the Florida Worker’s Compensation Act, the Florida Wage Discrimination Act, and any similar state law or local ordinance by binding arbitration under the Federal Arbitration Act, before one arbitrator in the City of Tampa, State of Florida, administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The parties further agree that the work of Executive involves interstate commerce, the award rendered by the arbitrator is final and binding, and judgment thereon may be entered in any court having jurisdiction thereof. The invalidity or unenforceability of any provision of this section shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

In the event either party incurs legal fees and other expenses with relation to an action seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the non-prevailing party shall promptly pay the prevailing party’s reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator(s). Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute, provided, however, that the fee for the arbitrator(s) shall be shared equally.

(f) Consulting and Subsequent Employment. Nothing in this Agreement shall preclude the Company or its successors from employing Executive in a consulting or regular employment capacity following termination of employment under the conditions of this Agreement.

(g) Amendment. This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

(h) Severability. If any court of competent jurisdiction shall hold any provision of this Agreement invalid or unenforceable, such holding shall not invalidate or render unenforceable any other provisions hereof.

8. Release of Claims. As a precondition to receipt of the severance and other benefits provided in Section 2(b) of this Agreement, Executive acknowledges and understands that he must sign a Waiver and Release of Claims Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit A. Executive understands that he will not be entitled to receive any payments under this Agreement until he executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in Section 9.8 of the Waiver and Release of Claims Agreement has run.

9. Non-Competition. Executive understands that a desire for an amicable long-term relationship between Company and Executive, even after the termination of Executive’s employment, is an important aspect of the Company’s entering into this Agreement. Therefore, as further consideration for entering into this Agreement, Executive agrees to execute the Non-Competition Agreement attached to this Agreement as Exhibit B simultaneously with the execution of this Agreement, which Non-Competition Agreement shall become effective as of the date of this Agreement. Executive shall not be entitled to receive any payments under this Agreement until he has executed and returned such Non-Competition Agreement to the Company without alteration.

10. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by or in the possession of Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

11. Inventions. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment, if conceived during employment, and which are directly related to the business or activities of the Company and which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

12. Trade Secrets. Executive agrees that he will not disclose the specific terms of the Company’s relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except as authorized by the Board.

13.	Confidentiality.

(a) Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws and, that unauthorized disclosure or unauthorized use of the Company’s Confidential Information would irreparably injure the Company.

(b) Both during the term of Executive’s employment and after the termination of Executive’s employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any person or entity (except other employees of the Company, or any attorneys, accountants, consultants, or other professionals, who have a need to know the information in connection with the performance of their employment or other professional duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the Board of Directors, or permit any other person to do so. In the event that Executive is required by law in any legal or regulatory proceeding to disclose any Confidential Information, Executive may disclose such information in such proceeding, provided that Executive gives the Company reasonable advance notice of the request to disclose and a reasonable opportunity to contest such request. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive. Notwithstanding any other provision herein to the contrary, Executive shall have the right to take such actions with respect to the Confidential Information as may be necessary or appropriate to carry out his responsibilities, including, but not limited to, making copies of Confidential Information and transporting Confidential Information away from the Company’s premises.

(c) Upon the termination of Executive’s employment with the Company for any reason, and upon request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Nothing in this paragraph is intended to limit Executive’s discovery rights in any litigation or arbitration. Within five days of any such request, Executive shall certify to the Company in writing that all such materials have been returned.

(d) As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Companies and whether or not developed by Executive) that is not generally known to the public. Confidential Information includes, but is not limited to, the following: all trade secrets of the Companies; all information that the Companies have marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the Companies’ products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Companies; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Companies; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has set his hand, as of the date first written above.

PAUL J. PLANTE	REPTRON ELECTRONICS, INC.

/s/ Paul J. Plante	By:	/s/ Robert Bradshaw
	Name:	Robert Bradshaw
Date: July 3, 2006	Title:	Chairman of the Compensation Committee

	Date:	June 28, 2006

ANNEX A

Change in Control. For purposes of this Agreement, a “Change in Control” shall mean:

(a) Any “person” as such term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes a beneficial owner (within the meaning of rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company, representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; provided, that the foregoing shall not include a person who acquires such securities, or a material portion thereof, as the result of one or more transactions approved by the Company’s Board of Directors; or

(b) A majority of the directors elected at any Annual or special meeting of shareholders of the Company are not individuals nominated by the Company’s then incumbent Board of Directors; or

(c) The shareholders of the Company approve a reorganization, merger or consolidation of the Company with any other corporation or entity, other than a reorganization, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or

(d) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control. A Management Change in Control shall mean a Change in Control pursuant to which Executive (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (whether through the ownership of voting securities, by contract, or otherwise).

EXHIBIT B TO SEVERANCE AGREEMENT

NON-COMPETITION AGREEMENT

This Agreement (“Agreement”) is made and entered into as of this      day of July, 2006, by and between Reptron Electronics, a Florida corporation (“Reptron”), and Paul J. Plante (“Executive”).

WHEREAS, Executive and Reptron have entered into a Severance Agreement, dated July     , 2006 (the “Severance Agreement”), by which upon the satisfaction of certain conditions, Reptron will provide Executive with post-employment severance in the amounts set forth in the Severance Agreement.

WHEREAS, a key condition of Reptron entering into the Severance Agreement is Executive entering into this Agreement simultaneous with the Severance Agreement and restricting his right to compete against Reptron.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and contained in the Severance Agreement the parties agree as follows:

1. Severance. Reptron’s obligation to make any payments or offer any benefits to Executive under the Severance Agreement is conditioned on, among other things, the full compliance by Executive with the terms and conditions of this Agreement. This Agreement shall supercede the non-competition covenants contained in Section 3 of the Employment Agreement entered into between Executive and the Company effective as of the Effective Date as defined in the Company’s Second Amended Plan of Reorganization, dated December 17, 2003.

2. Scope of Employer Protection. Reptron is a national concern that does business throughout the United States. In his employment with Reptron, Executive has performed services in more than one city, county or state in the United States, and has gained access to Confidential Information that pertains not only to the specific area in which Executive lives and/or works but also to other cities, counties, and states in which Reptron does business. The protections stated herein are intended to protect Reptron to the fullest extent possible in all of the cities, counties, and states in the United States in which Reptron does business.

3. Non-Competition. In return for the right to receive the severance benefits provided in the Severance Agreement, Executive hereby agrees that Executive will not during his employment with the Company, and for a period of one year immediately following the termination by the Company of such employment for any reason, Executive shall not, directly or indirectly, own, have any interest in, act as an officer, director, agent, employee, shareholder, owner, partner, joint venturer, or consultant of, or assist in any way or in any capacity any person, firm, association, partnership, corporation or other entity which engages or proposes to engage in any business in competition with the business of Reptron (a “Competitive Entity”). The restrictions of this section prohibiting ownership in a Competitive Entity shall not apply to Executive’s ownership of less than one percent (1%) of publicly-traded securities of any Competitive Entity or less than five percent (5%) of the capital stock of a competing business whose stock is not publicly traded.

If the Company fails to make any payment or provide any benefit due Executive under the Severance Agreement, Executive shall give the Company written notice of such omission and the Company shall have seven (7) days after receipt of such notice to cure the failure to make such payment or provide such benefit. Executive’s obligation under this Section 3 of this Agreement shall be conditioned upon Reptron making all payments to Executive and providing the benefits due Executive under the Severance Agreement after such notice and opportunity to cure as provided herein.

4. Reasonableness. While the Executive and Reptron acknowledge that the restrictions contained in this section are reasonable, in the unlikely event that any court should determine that any of the restrictive covenants contained in this section, or any part thereof, is unenforceable because of the duration of such provision, the area covered thereby or any other basis, such court shall have the power to reduce the duration or area of such provision or otherwise amend it and, in its reduced form, such provision shall then be enforceable and shall be enforced.

5. Acknowledgement of Irreparable Harm. Executive acknowledges that he has received confidential information during the term of his employment with Reptron which is special and unique to Reptron and that the disclosure of any Confidential Information or the breach of any of the terms and covenants of this Non-Competition Agreement will result in irreparable and continuing harm to Reptron for which there will be no adequate remedy at law.

6. Remedies. Executive agrees, that in the event he fails to abide by this Agreement, Reptron shall be entitled to specific performance, including immediate issuance of a temporary restraining order and/or preliminary or permanent injunctive relief enforcing this Agreement, without the necessity of proof of actual damages and without posting bond for such relief, and to judgment for damages caused by his breach, and to any other remedies provided by applicable law. In the event any of the terms or conditions of this Agreement are found unreasonable by a court of competent jurisdiction, Executive agrees to accept as binding in lieu thereof, any such lesser restrictions which said court may deem reasonable.

7. Notification of Other Employment. In order to allow Reptron to evaluate risks to its business interests and to take steps, if necessary, to protect its rights under this Agreement and other Agreements between Executive and Reptron, Executive agrees to notify Reptron, prior to accepting any position with any third party, whether as an employee or independent contractor, and prior to commencing any business. He also agrees to inform any new employer, prior to accepting employment or providing services, of the existence of this Non-Competition Agreement.

8. Scope. The scope and effect of the covenants contained in this Agreement shall be as broad as may be permitted under the provisions of applicable law. To the extent that the language of such covenants may be greater than permitted by applicable law, that portion thereof shall be ineffective, but the provisions of the covenants shall nevertheless remain effective with respect to such portion of the covenants as shall be permitted by applicable law.

9. Entire Agreement. This document is the entire, final, and complete agreement and understanding of the parties with respect to Executive’s possible competition with Reptron and, if this Agreement directly conflicts with any other written and oral agreements made or executed by and between the parties or their representatives, this Agreement shall supersede all such agreements with respect to this limited topic.

10. Waiver. A waiver of any provision of this Agreement shall not be deemed, or shall not constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the parties making the waiver.

11. Binding Effect. All rights, remedies, and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of, and bind, as the circumstances may require, the parties or their representative heirs, personal representatives, administrators, successors and assigns.

12. Amendments. No supplement, modification, or amendment of this Agreement shall be valid, unless the same is in writing and signed by all parties thereto.

13. Severability. In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

14. Attorneys’ Fees. If litigation is commenced by either party to enforce any provision of this Agreement, or by reason of any breach of this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees, both at trial and on appeal.

15. Governing Law. This Agreement and the rights of the parties hereunder shall be governed, construed and enforced in accordance with the laws of the State of Florida, without regard to its conflict of law principles. Any suit or action arising out of or in connection with this Agreement, or any breach hereof, shall be brought and maintained in the federal or state courts in Tampa, Florida. The parties hereby irrevocably submit to the jurisdiction of such courts for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any suit or action in any such court and any claim that any such suit or action has been brought in an inconvenient forum.

16. No Pressure or Coercion. Executive acknowledges that he has read this Agreement and is being given an opportunity to consider it and discuss it with financial and legal counsel of his choice.

17. Voluntary Act. Executive covenants that he has freely and voluntarily executed this Agreement, with a complete understanding of its terms and present and future effect, and without any undue pressure or coercion from Reptron.

18. Notices. All notices to the Company shall be in writing and shall be deemed given when received by the Company as long as such notice is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:	Reptron Electronics, Inc.
13700 Reptron Blvd.
Tampa, Florida 33626
Attention: Chief Financial Officer

Copy to:	Schwabe Williamson & Wyatt, P.C.
1211 SW 5th Avenue, Suite 1900
Portland, Oregon 97204
Attention: A. Jeffery Bird

IN WITNESS THEREOF, the parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE	REPTRON ELECTRONICS, INC.

Name:	By
Date:	Name:
Title:
Date:

EXHIBIT A TO SEVERANCE AGREEMENT

RELEASE AND WAIVER OF CLAIMS AGREEMENT

THIS AGREEMENT is made and entered into this _____ day of _____________, ____ by and between Reptron Electronics, Inc., a Florida corporation (the “Company”) and ________________ (“_______”) in order to fully and completely resolve any and all issues that _______ might have in connection with the Company.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein and as a pre-condition of _______’s receipt of Severance under Paragraph 2 of the Severance Agreement dated __________, (the “Severance Agreement”) the parties agree as follows:

1. Separation. _______ shall have no further job responsibilities at the Company after ___________.

2. Pay.

2.1 Wages. The Company has paid _______ all wages owed through ________________ the date of termination of his employment.

2.2 Severance Pay. Under the terms of the Severance Agreement the Company will begin payments of severance pay after _______ executes and delivers this Agreement to the Company and the revocation period under Section 9.8 of this Agreement expires.

2.3 Withholdings. All sums paid to _______ under this Section 2 shall be subject to the customary withholding of federal and state income tax and other deductions required by law, or otherwise authorized, with respect to compensation paid by a corporation to an employee.

2.4 Payment in Full. _______ acknowledges that, other than the severance to be paid under the Severance Agreement, the Company has paid him in full any and all sums due related to his employment through the date set forth in Section 2.1 hereof.

3. Benefits. ________ shall be entitled to the insurance benefits provided in Section 2(b)(iv) of the Severance Agreement. ___________’s benefits shall cease as of the end of the applicable period set forth in Section 2(b)(iv) of the Severance Agreement; provided, however, if permitted in accordance with applicable law, _____ shall be entitled to participate in the COBRA benefit continuation program at his own cost beginning after the period during which insurance benefits are provided pursuant to Section 2(b)(iv) of the Severance Agreement.

4. Release. In exchange for the benefits contained in the Severance Agreement, on behalf of himself and his heirs, executors, administrators and assigns, _________ waives, acquits and forever discharges the Company, its officers, directors and employees from any and all claims _________ may have against them. _________ hereby releases the Company and its past and present affiliates, subsidiaries, predecessors, successors and assigns, and its past and present shareholders, officers, directors, employees, agents and insurers, from any and all claims, demands, actions, or causes of action, liabilities or damages, of every kind and nature whatsoever, whether known or unknown, arising from or related in any way to _________’ employment or termination of employment, past or future failure or refusal to employ _________ by the Company, or any other past or future claim based on any act occurring to date of this Agreement (except as reserved by this Agreement or where expressly prohibited by law) that relates in any way to _________’ employment, compensation, benefits, reemployment, and/or relationship with the Company, with the sole exception of any claim _________ may have against the Company for enforcement of this Agreement and the Severance Agreement. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority or law, including by way of example and not limitation, any claim arising under the Florida laws dealing with employment or contract, including wages, hours, discrimination, civil rights, torts under Florida law, claims under Florida’s Private Whistleblower Act and Florida’s Civil Rights Act and under any federal claims, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, other Federal Civil Rights Acts, the Americans With Disabilities Act, the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the National Labor Relations Act, Executive Order 11246, the Rehabilitation Act of 1973, the Vietnam Era Veterans Readjustment Assistance Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, all as amended, any regulations under such authorities, and any applicable statutory, contract, tort, or common law theories.

Notwithstanding the foregoing release, ____________ shall be entitled to all rights of indemnification applicable to ____________ under the Florida Business Corporation Act, the Company’s Articles of Incorporation and Bylaws in effect as of the date of ___________’s termination of employment.

__________ acknowledges that there is a risk that subsequent to the execution of this Agreement or after the execution of the Severance Agreement he will discover claims that were unknown or unanticipated at the time this Agreement or the Severance Agreement was executed, which claims, if known upon the execution of this Agreement or the Severance Agreement, might have materially affected his or its decision to execute this Agreement or the Severance Agreement. _____ hereby expressly assumes the risk of such unknown and unanticipated claims and agrees that this Agreement applies to all such claims. The provisions of any law, regulation, statute or ordinance providing in substance that releases shall not extend to claims, damages or injuries which are unknown or unsuspected to exist at the time to the person executing such release are hereby expressly waived.

_______ ACKNOWLEDGES AND AGREES THAT THROUGH THIS RELEASE HE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT HE MAY HAVE AGAINST REPTRON ELECTRONICS, INC., AND THE OTHER PERSONS NAMED ABOVE, EXCEPT FOR THE RIGHTS SPECIFICALLY EXCLUDED ABOVE.

5. Non-Disparagement. Absent litigation between the parties, subpoena or court order, (i) _______ agrees to not make any derogatory remarks of any nature whatsoever at any time about the Company, its past or present employees or its products either, publicly or privately, unless required by law, after the date of this Agreement and (ii) the officers and directors of the Company at the time of ___________’s termination of employment will not make any derogatory remarks about ___________, either publicly or privately, unless required by law, after the date of this Agreement.

6. D&O Coverage. For a period of three (3) years after the date of _________’s termination of employment, the Company agrees to maintain the D&O insurance coverage applicable to __________ in effect as of the date of ___________’s termination with respect to coverage of prior acts only or such other D&O insurance that is comparable in coverage.

7. Non-Admission of Liability. This Agreement shall not be construed as an admission by the Company of any liability to _______, breach of any agreement between the parties, and violation by the Company of any law, statute or regulation.

8. Return of Property. _______ agrees to and hereby represents that he has returned to the Company all of the Company’s property in his possession or under his control.

9. Miscellaneous.

9.1 Entire Agreement. This document is the entire, final and complete agreement and understanding of the parties with respect to the release by Executive of the Company.

9.2 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

9.3 Binding Effect. All rights, remedies and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of and bind, as the circumstances may require, the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns.

9.4 Amendment. No supplement, modification or amendment of this Waiver and Release of Claims Agreement shall be valid, unless the same is in writing and signed by all parties hereto.

9.5 Severability. In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

9.6. Enforcement. In the event that there is a breach of this Agreement by either party or noncompliance with the terms contained herein, the nondefaulting or prevailing party shall be entitled to recovery of any reasonable attorney’s fees and costs incurred in enforcing this Agreement.

9.7 Governing Law and Venue. This Agreement and the rights of the parties hereunder shall be governed, construed and enforced in accordance with the laws of the State of Florida, without regard to its conflict of law principles. Any suit or action arising out of or in connection with this Agreement, or any breach hereof, shall be brought and maintained in the federal or state courts in Tampa, Florida. The parties hereby irrevocably submit to the jurisdiction of such courts for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such suit or action in any such court and any claim that any such suit or action has been brought in an inconvenient forum.

9.8 No Pressure or Coercion. _______ acknowledges that he has read this Agreement and is being given an opportunity to consider it. _______ has been advised to discuss it with financial and legal counsel of his choice. The parties further acknowledge that either party may revoke this Agreement within seven (7) days after the revoking party has signed and delivered it. Only after that seven-day period has passed, will the obligations under this Agreement and the payment obligations under the Severance Agreement become effective.

9.9 Voluntary Act. _______ covenants that he has freely and voluntarily executed this Agreement, with a complete understanding of its terms and present and future effect, and without any undue pressure or coercion from the Company.

REPTRON ELECTRONICS, INC. [NAME]

By: ___________________________ By: _________________________

Title: __________________________

Date: __________________________ Date: ________________________